                                                                  Exhibit 4.40.1


                                FIRST AMENDMENT
                                       TO
                              15% PROMISSORY NOTE


     THIS FIRST AMENDMENT TO 15% PROMISSORY NOTE (this "AMENDMENT") is made and entered into as of December 23, 2002, by E.DIGITAL CORPORATION, a Delaware corporation (the "COMPANY") in favor of DAVRIC CORPORATION, or its registered assigns ("NOTEHOLDER").

                                R E C I T A L S
                                - - - - - - - -


     A. The Company has previously executed and delivered to Noteholder that certain 15% Promissory Note dated September 11, 2002 (the "NOTE"), in the original principal amount of Seven Hundred Fifty Thousand Dollars ($750,000).

     B. Noteholder and the Company desire to modify the Note as set forth herein.

     NOW, THEREFORE, for a valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.     REVISED  PAYMENT  SCHEDULE.  Section  2 of the Note is hereby deleted and
       --------------------------
replaced  in  its  entirety  as  follows:

               "All interest accruing during calendar year 2002 shall be due and payable in one installment on December 31, 2002. Such interest, at the election of the Company, may be paid in shares of Common Stock. All interest accruing during calendar year 2003 shall be due and payable in twelve (12) monthly installments, commencing January 31, 2003. Commencing on January 31, 2004, and continuing on the same day of each calendar month thereafter to and including April 30, 2005, the Company shall pay principal and interest on this Note in sixteen (16) equal monthly installments of Fifty Thousand Dollars ($50,000) each, with a final payment of Thirty-Five Thousand Eight Hundred Dollars and Ninety-Six Cents ($35,800.96) to be paid on May 31, 2005; provided, however, that if any of the foregoing dates for any monthly installment falls on a weekend or national holiday, the due date for that installment shall be the following business day. Any payment shall be deemed timely made if received by Noteholder within fifteen
          (15) calendar days of the due date. All payments made on this Note shall be applied first to accrued interest, and the balance of such payment, if any, shall be applied to principal, and interest shall thereupon cease upon the principal so credited."


2.     DUE  AUTHORIZATION.  By  execution  of this Amendment, the Company hereby
       ------------------
confirms that the undersigned is duly authorized to execute and deliver this Amendment and that all necessary corporate action approving this Amendment has been duly taken.

3.     EFFECTIVE  AMENDMENT.  Except  as  expressly  modified,  altered  or
       --------------------
supplemented  herein, all of the provisions of the Note remain in full force and
       ---
effect;  provided,  however,  that  in  the  event  of  any conflict between the
         --------   -------
provisions of the Note and the provisions of this Amendment, the provisions of this Amendment shall control.

4. COUNTERPARTS. This Amendment may be executed in two or more counterparts each
   ------------
of which shall be deemed an original but all of which taken together shall constitute but one and the same Amendment.

     IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to 15% Promissory Note as of the date first above written.


                          "COMPANY"

                          E.DIGITAL  CORPORATION,  a  Delaware  corporation



                          By:     ______________________________________

                          Title:  ______________________________________


                          "NOTEHOLDER"

                          DAVRIC  CORPORATION,  a  Nevada  corporation


                          By:     ______________________________________

                          Title:  ______________________________________